Exhibit 99.1

Contact

Nabi Investor Relations

301-770-3099

www.nabi.com

Nabi Biopharmaceuticals Announces Special Cash Dividend

Rockville, MD, November 5, 2012— Nabi Biopharmaceuticals (Nasdaq:NABI) announced today that Nabi’s Board of Directors declared a special cash dividend in the aggregate of approximately $31.4 million, $1.108 per share of Nabi common stock. The special cash dividend is payable to stockholders of record on October 26, 2012 (which was announced previously) and will be paid on November 8, 2012. As previously disclosed, in connection with the proposed business combination transaction of Nabi and Biota Holdings Limited (ASX:BTA:AU), Nabi intends to return to its stockholders in the form of this special cash dividend Nabi’s remaining cash in excess of the $27 million required under the transaction agreement with Biota to be held by Nabi at the completion of the transaction, after satisfying outstanding liabilities.

Certain U.S. Federal Income Tax Consequences to U.S. Stockholders of Special Cash Dividend

The following summary describes certain material U.S. federal income tax consequences to U.S. holders of Nabi common stock of the special cash dividend described above. Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of Nabi common stock that for U.S. income tax purposes is: (1) a citizen or individual resident of the U.S., (2) a corporation organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (3) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (4) any trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or it has a valid election in place to be treated as a U.S. person (a “U.S. holder”), and, even with respect to such beneficial owners, this summary does not address special considerations that may be applicable to certain specific categories of investors.

Each U.S. holder of Nabi common stock will be treated for U.S. federal income tax purposes as receiving a distribution from Nabi equal to the amount of cash received. That distribution should be treated as a dividend to the extent of Nabi’s current and accumulated earnings and profits, if any. To the extent that the amount distributed exceeds Nabi’s earnings and profits, it should be applied against and reduce the holder’s basis for the holder’s shares of Nabi common stock, and, to the extent that it exceeds such basis, it should be treated as capital gain. Nabi does not expect to have current or accumulated earnings and profits through the end of 2012. If that is the case, no part of the distribution should be treated as a dividend. If the holder has held Nabi shares for more than one year, capital gain recognized by the holder should qualify as long-term capital gain. Subject to certain exceptions, dividends and long-term capital gains received by certain non-corporate U.S. holders during taxable years beginning before January 1, 2013 will be taxed at a maximum federal rate of 15%.

The immediately preceding paragraph assumes that the special cash dividend by Nabi to its stockholders will be treated for U.S. federal income tax purposes as a transaction that is separate and distinct from the reverse stock split and the proposed business combination transaction with Biota. If, contrary to that assumption, the special cash dividend were integrated for tax purposes with the reverse stock split and/or the business combination transaction with Biota, this could affect the calculation of the extent to which the special cash dividend constitutes a taxable dividend or capital gain.

Each holder of Nabi common stock is urged to consult its own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the special cash dividend. Furthermore, each holder of Nabi common stock should review the more detailed discussion of U.S. federal income tax consequences to U.S. stockholders of the special cash dividend contained in the section entitled “Certain U.S. Federal Income Tax Consequences to U.S. Stockholders of Distributions of Cash and Contingent Value Rights” beginning on page S-41 of the Supplement to the Proxy Statement filed by Nabi with the Securities and Exchange Commission (the “SEC”) on September 25, 2012.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals, headquartered in Rockville, Maryland, is a biopharmaceutical company that has focused on the development of vaccines addressing unmet medical needs, including nicotine addiction. Its sole product currently in development is NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for the treatment of nicotine addiction and prevention of smoking relapse based on patented technology. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

Forward-Looking Statements

Statements set forth above that are not strictly historical are forward-looking statements. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks that are more fully discussed in Nabi’s Annual Report on Form 10-K, as amended, for fiscal year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2012 and definitive proxy statement for Nabi stockholders special meeting filed with the SEC on August 7, 2012, as supplemented by the supplement dated September 25, 2012, under the captions “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statement” and elsewhere in such documents. We do not undertake to update any of these forward-looking statements or to announce the results of any revisions to these forward-looking statements except as required by law.